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                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                     Computation of Net Earnings per Share



Net earnings per share - basic and Net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                               For the quarter
                                                               Ended March 31,
                                                             2000          1999
                                                          ----------   ------------
Net Earnings                                               $  3,767     $  11,363

Average common shares outstanding                            12,686        13,670

Net earnings per share - basic                                $0.30         $0.80

Average common share equivalents outstanding                 12,733        14,253

Net earnings per share - diluted                              $0.30         $0.80